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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-3, No. 333-182280, and Form S-8, No. 333-174234, of Kosmos Energy Ltd. of our report dated March 1, 2012, except as to the presentation of net income per share attributable to common shareholders as discussed in Notes 2 and 16, as to which the date is January 28, 2013, with respect to the consolidated financial statements and schedules of Kosmos Energy Ltd., included in this Amendment to the Annual Report (Form 10-K/A) for the year ended December 31, 2011.

                                                                                              /s/ Ernst & Young LLP

Dallas, Texas
January 28, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm